SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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May 29, 2001

IMPORTANT INFORMATION REGARDING FIDELITY DAILY INCOME TRUST

We are writing to inform you of a possible change to one of the investments in your retirement plan. As you may know, there is a proposal to merge Fidelity Daily Income Trust (FDIT) into another money market fund, Fidelity Cash Reserves (Cash Reserves). Your Plan Sponsor has directed that if the merger is approved, balances now in FDIT will be moved into Cash Reserves. In addition, future contributions and loan repayments will be redirected to Cash Reserves. This requires no action on your part.

The proposed merger would provide shareholders with an opportunity to invest in a fund with broader investment policies and a lower management fee. A proxy statement providing details of the proposed merger was mailed on May 7, 2001. The merger, if approved at the Special Shareholder Meeting scheduled for June 13, 2001, should be completed on or about June 21, 2001.

The Board of Trustees of the Fidelity Funds involved believes the merger is in the best interest of investors. The investment objective of both FDIT and Cash Reserves is to provide a high level of current income consistent with preserving capital and providing liquidity.

You may wish to use this opportunity to review your investments. To do this, you can visit the Fidelity NetBenefits(SM) website or contact Fidelity to evaluate your investment options.

An investment in a money market fund is not insured or guaranteed by the FDIC or any other government agency. Although money market funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in these funds.

For more complete information about any of the mutual funds available through the plan, including fees and expenses, call or write Fidelity for free prospectuses. Read them carefully before you make your investment choices.

Fidelity Investments Institutional Services Company, Inc. 82 Devonshire St., Boston, MA 02109

136375

May 29, 2001

IMPORTANT INFORMATION REGARDING FIDELITY DAILY INCOME TRUST

We are writing to inform you of a possible change to one of the investments in your retirement plan. As you may know, there is a proposal to merge Fidelity Daily Income Trust (FDIT) into another money market fund, Fidelity Cash Reserves (Cash Reserves). A proxy statement providing details of the proposed merger was mailed on May 7, 2001.

However, your Plan Sponsor has directed that if the merger is approved, balances now in FDIT will be moved into the Fidelity Retirement Money Market Portfolio (Retirement MM). In addition, future contributions and loan repayments will be redirected to Retirement MM. This requires no action on your part.

The proposed move into Retirement MM would provide shareholders with an opportunity to invest in a fund with broader investment policies and a lower management fee. The investment objective of both FDIT and Retirement MM is high current income consistent with preserving capital and providing liquidity. The merger, if approved at the Special Shareholder Meeting scheduled for June 13, 2001, should be completed on or about June 21, 2001.

You may wish to use this opportunity to review your investments. To do this, you can visit the

Fidelity NetBenefits(SM) website or contact Fidelity to evaluate your investment options.

An investment in a money market fund is not insured or guaranteed by the FDIC or any other government agency. Although money market funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in these funds.

For more complete information about any of the mutual funds available through the plan, including fees and expenses, call or write Fidelity for free prospectuses. Read them carefully before you make your investment choices.

Fidelity Investments Institutional Services Company, Inc. 82 Devonshire St., Boston, MA 02109

136376